
                    AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES



Exhibit 11.1

Computation of Primary and Fully Diluted Earnings Per Common Share

                             Three Months Ended        Nine Months Ended
                                December 31,               December 31,
                                1995       1994           1995        1994

NET EARNINGS              $   353,788    384,012    $ 1,173,895   1,247,949



WEIGHTED AVERAGE COMMON SHARES:

  Primary:
    Weighted average shares
       outstanding          2,728,133  2,840,966      2,793,222   2,888,611
    Dilutive stock options    254,210    450,285        254,993     450,285
                            2,982,343  3,291,251      3,048,215   3,338,896


  Fully Diluted:
   Weighted average shares
      outstanding           2,728,133  2,840,966      2,793,222   2,888,611
    Dilutive stock options    253,627    424,625        257,616     424,625
                            2,981,760  3,265,591      3,050,838   3,313,236


EARNINGS PER COMMON SHARE:


  Primary                 $      0.12       0.12    $      0.38        0.37




 Fully Diluted            $      0.12       0.12    $      0.38        0.37






